Prospect Capital Makes $14 Million Investment in Preferred Homecare

NEW YORK, NY -- 11/02/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a second lien secured debt investment, as well as a small equity co-investment, aggregating approximately $14 million in Maverick Healthcare, Inc. d/b/a Preferred Homecare ("Preferred"), a leading comprehensive home healthcare services provider based in Mesa, Arizona, and focused on the Southwestern United States.

Founded in 1997, Preferred serves nearly 35,000 patients per month with approximately 550 employees and contractors through 27 facilities in Arizona, California, Colorado, New Mexico, and Nevada. The company also operates eight independent sleep diagnostic testing facilities. Preferred's diversified services include home respiratory therapy, durable medical equipment, rehabilitation equipment, home infusion therapy, and sleep diagnostic testing services. The company also has diversified payors, including various private, state, and federal plans through which Preferred generates revenues from both capitation agreements as well as fee-for-service agreements. Preferred is led by co-Chief Executive Officers Thomas Martin and David Scheven, who have decades of industry experience. Preferred has been acquired by Beecken Petty O'Keefe & Company, LLC ("BPOC"), a Chicago-based private equity firm with approximately $600 million under management exclusively focused on the healthcare industry.

Prospect's second lien secured debt, along with additional first and second lien debt from other lenders as well as equity from BPOC and management, has been utilized to support the acquisition of Preferred. Prospect has also made a small equity co-investment as part of its investment.

"The BPOC team welcomes Prospect as an important financing partner for this rapidly growing business," said Gregory Moerschel, a partner with BPOC.

"Our investment in Preferred, we believe, exemplifies the benefits to our shareholders of providing financing to other leading private equity firms," said Gautam Shirhattikar, an investment professional with Prospect Capital Management. "Here, we are supporting a world-class, industry-focused investor to acquire a business experiencing significant revenue and profit growth in the vibrant Southwestern healthcare market. While we will continue to deploy significant capital in energy and industrial related businesses, we will also selectively invest in financing opportunities in additional sectors where we believe attractive risk-adjusted returns can be earned on behalf of our shareholders. We are pleased to see some of the nation's leading buyout firms, many of which are steps from our offices in midtown Manhattan, look to us for financing their acquisitions."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577